Exhibit 10.1
AMENDMENT NO. 4
TO STANDARD COMMERCIAL LEASE
THIS FOURTH AMENDMENT TO STANDARD COMMERCIAL LEASE (this “Amendment”) is made and entered into as of this 2nd day of February, 2006, by and between Airport One Limited Partnership, a Minnesota limited partnership (“Landlord”) and Navarre Corporation, a Minnesota corporation (“Tenant”).
W I T N E S S E T H:
WHEREAS, Landlord and Tenant have previously entered into that Standard Commercial Lease dated March 30, 2000, as amended by Amendment No. 1 dated March 21, 2002, Amendment No. 2 dated March 21, 2004 and Amendment No. 3 dated November 23, 2004 (collectively, the “Lease") for premises located at 7300 49th Avenue N.; and
WHEREAS, Landlord and Tenant now desire to further amend the Lease in the manner set forth in this Amendment.
NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Amendment agree that the Lease is hereby amended as follows:
     1. Premises. Section 1.2 of the Lease is hereby amended to add to the Premises, effective February 15, 2006, the Expansion Space (as defined in Amendment No. 3) of approximately 40,000 square feet, such that the Premises shall consist of 110,839 square feet of warehouse and 9,000 square feet of officer for a total of 119,839 square feet. Exhibit A to the Lease shall be deleted effective February 15, 2006 and replaced with Exhibit A attached hereto.
     2. Term. Effective February 15, 2006, the Term of the Lease is hereby extended for a period of ten (10) years and partial month terminating on February 29, 2016. Tenant shall have three (3) options to renew the Lease for consecutive terms of five (5) years each. Tenant shall provide Landlord with prior written notice of its intent to exercise each renewal option no latter than one hundred and eighty (180) days prior to the expiration of the then current Term. Tenant’s failure to timely exercise a renewal option shall be deemed Tenant’s waiver of its right to exercise such renewal option and any remaining renewal options.
     3. Base Rent. Effective February 15, 2006, the Base Rent is hereby amended to $4.50 per square foot or $539,275.44 annually ($44,939.62 monthly). On March 1, 2006, Tenant shall pay, along with the new Base Rent for March, the amount of $7,269.85 additional base rent together with $3,800.00 in estimated additional CAM and tax charges as rent for the second half of February, 2006, related to the Expansion Space. Beginning March 1, 2007, and each anniversary thereof during the Term, including the renewal options if exercised, the Base Rent shall increase by the lesser of (i) two percent (2%), or (ii) the annual percent increase in the Consumer Price Index-Urban Wage Earners and Clerical Workers (CPI-W) U.S. All items, 1982-84=100 (the “CPI Index”) over the prior year as published by the Bureau of Labor Statistics. If the CPI Index is not published or available, then Landlord and Tenant shall mutually agree to substitute a substantially similar index.
     4. Permitted Use. Section 1.6 is hereby amended to read “any legal use.”
     5. Pro-Rata Share. Effective February 15, 2006, Section 1.8 is amended to read “100%.”

     6. Definition of Operating Expenses. Section 2.3 is hereby amended by adding the following:
“The following shall be specifically excluded from Operating Expenses as hereby defined:
     A. Interest or payments on any financing for the Building;
     B. The cost of any repair to remedy damage caused by or resulting from the negligence of any other tenant(s) in the Building, including their agents, servants or employees but only if and to the extent Landlord shall recover the cost thereof from said parties, which Landlord covenants to use its best efforts to so recover;
     C. Reserves for anticipated future expenses;
     D. Legal and other fees, commissions, advertising expenses and other costs incurred in connection with any future re-leasing of the Building;
     E. Any items for which Landlord is reimbursed by insurance or otherwise compensated, including direct reimbursement by any tenant or pursuant to any other Article of this Lease;
     F. Any bad debt loss, rent loss or reserves for bad debts or rent loss;
     G. The cost of providing improvements within the premises of any other tenant(s) in the Building at any time;
     H. All interest or penalties incurred as a result of Landlord’s negligently failing to pay any bill as the same shall become due;
     I. Any and all costs associated with the operation of the business of the entity which constitutes Landlord; intending by this exclusion to distinguish the costs of operation of the Building. Excluded items shall specifically include but shall not be limited to the formation of the entity, internal accounting and legal matters, including but not limited to preparation of tax returns and financial statements and gathering of data therefor, costs of defending any lawsuits (except as the actions of Tenant may be an issue) cost of selling, syndication, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, and cost of any disputes between Landlord and its employees (if any) not engaged full time in Building operations;
     J. Any and all costs associated with the testing, abatement or removal of any Hazardous Material, including but not limited to, asbestos, radon gas and PCB’s; and
     K. Any expenses or costs incurred in connection with alterations, modifications, expansion or changes to the Building which are not either (i) reasonably related to the repair and maintenance of the Building; or (ii) made in order to comply with any governmental law or regulation, unless otherwise requested or approved by Tenant.”
     7. Late Payment Charge. Section 2.4 is hereby amended by substituting the words “the tenth (10th) day” for the words “the fifth (5th) day” in the third line thereof.
     8. Signs. Section 3.2 is hereby deleted in its entirety and substituted therefor shall be the following:
“Tenant may, at its sole cost and expense and in its sole discretion, install signage in the Building, on the outside of the Building and in the common and parking areas thereof, provided, that all such signage complies with applicable laws, ordinances and regulations of the presiding governmental bodies.”
     9. Warranty of Possession. Section 3.4 is hereby amended by adding the following covenant of quiet enjoyment:
“Landlord further covenants that if Tenant is not in default of this Lease beyond the period for cure, Tenant shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises through the Lease Term and any extension thereof without hindrance or ejection by Landlord or any person claiming, by, through or under Landlord or Landlord’s successors, and Landlord shall defend Tenant’s right to such quiet enjoyment.”
     10. Right of Access. Section 3.5 is hereby amended by deleting the words “upon reasonable prior notice” and substituting therefor the words “upon twenty-four (24) hours advance notice, except in the event of an emergency,” after the words “reasonable times” in the first line thereof and by deleting in its entirety the second sentence thereof.
     11. Building Services. Section 4.1 is hereby amended by adding at the end thereof the words “unless such interruption of service is caused by the willful misconduct or gross negligence of the Landlord, its employees, representatives or agents.”
     12. Landlord Repairs. Section 5.1 is hereby amended by deleting the last sentence thereof in its entirety and substituting therefor the following:
“In the event Tenant’s normal business is interrupted, impaired or terminated due solely to the willful misconduct or gross negligence of the Landlord, its employees, representatives or agents and Tenant is prevented from using the Premises for a period in excess of seven (7) consecutive business days due to such unavailability, then Tenant shall be entitled to a reasonable abatement of Rent for each consecutive day (after such seven business day period) that Tenant is so prevented from using the Premises.”
     13. Tenant Damages. Landlord acknowledges and agrees that (i) Tenant is accepting the Expansion Space with the existing carpeting in the office area thereof, (ii) such furnishings are not in as new condition, and (iii) Tenant shall not have the obligation pursuant to Section 5.3 to replace such furnishings with new furnishings at the termination of the Lease.
     14. Hold Harmless. Section 7.5 is hereby amended by adding the following:
“Landlord agrees to indemnify and hold Tenant harmless from any loss (excluding consequential damages), reasonable attorney’s fees, expenses or claims arising out of an injury to person or damage to property on or about those portions of the Building or Premises that Landlord is required to maintain, pursuant to Section 5.1 hereof, and arising or resulting solely from any act, omission or negligence of the Landlord, its employees, representatives or agents, and not arising, in whole or in part, from any act, omission or negligence of Tenant or any other tenant of the Building, and except for insurable matters covered by Landlord’s or Tenant’s insurance to the extent insurance proceeds are paid to Tenant.”
     15. Tenant Assignment. Section 9.2 is hereby amended by adding the following:
“Notwithstanding anything in this Lease to the contrary, Tenant may, without consent of, but upon prior written notice to, Landlord, at any time assign or otherwise transfer this Lease or any portion thereof to any parent, subsidiary or affiliate corporation or entity; or to any corporation resulting from the consolidation or merger of Tenant into or with any other entity, or to any person, firm, entity or corporation acquiring a majority of Tenant’s issued and outstanding capital stock or a substantial part of Tenant’ physical assets. As used herein, the expression “affiliate corporation or entity” means a person or business entity, corporate or otherwise, that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with Tenant. The word “control” means the right and power, direct or indirect, to direct or cause the direction of the management and policies of a person or business entity, corporate or otherwise, through ownership or voting securities, by contract or otherwise. Provided, however, that in the event of assignment, the operation being conducted in the Premises shall remain substantially unaffected and the assignee shall assume, in writing, the terms and conditions set forth herein to be observed and performed by Tenant. It being further agreed that nothing herein contained shall be construed as releasing Tenant from any of its liabilities or other obligations hereunder. Further, the following shall not be deemed an assignment or violation of this Lease or give rise to any right of Landlord to terminate this Lease: (a) Tenant’s going from a publicly held corporation to a privately held corporation; or (b) any public offering of Tenant’s stock. In addition, while Tenant stock is publicly traded, any change in ownership of stock of Tenant shall not be considered an assignment of this Lease.”
     16. Act of God. Section 14.1 is hereby amended by adding the following:
“Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of rent, additional rent, maintenance of insurance, etc.), whenever a period of time is herein prescribed for action to be taken by Tenant or Landlord, Tenant or Landlord shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of the performing party.”
     17. Removal of Demising Wall; Delivery of the Expansion Space. Landlord agrees to deliver the Expansion Space to Tenant on or before February 15, 2006, in “as is” condition, except as provided herein. In addition Landlord agrees that the following work will be accomplished before February 15, 2006 at no cost or expense to Tenant and in a commercially-reasonable manner so as to minimize disruption to Tenant’s use of the existing Premises:
     A. The following will be entirely removed: (i) the demising wall between the Expansion Space and Tenant’s existing Premises; (ii) the shower in the Expansion Space near the battery chargers; and (iii) the catwalk to the dumpster outside of the Building. Notwithstanding the foregoing, Landlord and Tenant agree that only a portion of the demising wall will be removed by February 15, 2006 and that the parties will mutually agree on a date thereafter by which the entire wall must be removed.
     B. Dock doors, levelers, lights and locks will be in good working condition.
     C. Outside security fence will be in good working condition.
     D. Landlord will provide Tenant with an opinion reasonably satisfactory to Tenant as to the integrity of a floor crack, previously repaired, near door #3 in the Expansion Space or adequately repair the same.
     Landlord acknowledges that Tenant is purchasing the pallet racking in the Expansion Space from the previous tenant and it will not be removed. If Landlord fails to deliver the Expansion Space with the foregoing work substantially completed on or before February 15, 2006, then Landlord shall provide

Tenant with a credit equal to two (2) days’ Base Rent with respect to the Expansion Space for each day beyond February 15, 2006 that delivery of the Expansion Work with the foregoing work substantially completed has not occurred. In addition, if, within ninety (90) days following February 15, 2006, the Expansion Space with the foregoing work completed has not been delivered to Tenant, then Tenant shall be entitled to terminate the Lease with respect to the Expansion Space. As used herein, “substantially completed” means that minor so-called “punch list” items may be reasonably completed thereafter.
     18. Landlord and Tenant hereby acknowledge and agree that except as expressly amended hereby, the Lease remains in full force and effect in accordance with its terms, as amended from time to time, and that this Amendment, together with the Lease, reflect the entire agreement of the parties hereto. Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Lease. This Amendment may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.
     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the date first written above.
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LANDLORD	TENANT

AIRPORT ONE LIMITED PARTNERSHIP	NAVARRE CORPORATION

By: /s/ Brad Hoyt	By: /s/ John Turner

Its: General Partner	Its: Sr. V. P. Global Logistics